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                                                                  Exhibit 2.10

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.,

                     CADENCE DESIGN SYSTEMS (CANADA) LIMITED

                                       AND

                            TALITY CANADA CORPORATION

                                   DATED AS OF

                                 OCTOBER 4, 2000


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of and effective on October 4, 2000 by and among Cadence Design Systems, Inc., a Delaware corporation ("PARENT"), Cadence Design Systems (Canada) Limited, a company organized under the laws of the Province of Nova Scotia ("SELLER"), and Tality Canada Corporation, a company also organized under the laws of the Province of Nova Scotia ("BUYER"). Capitalized terms used herein and not otherwise defined elsewhere herein shall have the meanings ascribed to them in
Article I.

                                    RECITALS

         WHEREAS, Seller intends to sell and Buyer intends to purchase the shares of Westport Technology Company ("WESTPORT") and certain of Seller's assets related to the business of providing design services for electronic devices, electronic system components and electronic systems, and assume certain liabilities related to such assets;

         WHEREAS, the parties intend that, in exchange for consideration equal to the Purchase Price (as defined below), Seller shall hereby transfer to Buyer on the date hereof the shares of Westport and those assets set forth on EXHIBIT A hereto (the "TRANSFERRED ASSETS") and Buyer shall hereby assume those liabilities set forth on EXHIBIT B hereto (the "TRANSFERRED LIABILITIES", together with the Transferred Assets, the "PURCHASED ASSETS"), as provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         "BUYER GROUP" means Buyer, the Partnership and any Subsidiary of the Partnership.

         "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court or government, or any political subdivision thereof, or any department, commission, board, bureau, agency, official or other regulatory, administrative body of any such government or political subdivision thereof.

         "PARTNERSHIP" means Tality, LP, a Delaware limited partnership wholly owned by Tality and one or more wholly owned Subsidiaries of Parent.

         "PARENT GROUP" means Parent and each Subsidiary and other affiliate of Parent other than Buyer, the Partnership and Subsidiaries of the Partnership.


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         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

         "SUBSIDIARY" of any Person means any other Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other body performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such Person, or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "TALITY" means Tality Corporation, a Delaware corporation and a Subsidiary of Parent.


                                   ARTICLE II

                        PURCHASE, TRANSFER AND ASSUMPTION

         Section 2.1 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

                  (a) TRANSFER OF ASSETS. On the date hereof, Seller hereby assigns, transfers, conveys and delivers to Buyer, and Buyer hereby accepts from Seller, all of Seller's right, title and interest in and to the Transferred Assets and the beneficial and economic ownership of the Transferred Assets. Delivery of the Transferred Assets shall take place in situ and on and from the date hereof the Seller shall let the Buyer into possession of the Transferred Assets.

                  (b) ASSUMPTION OF LIABILITIES. On the date hereof, Buyer hereby assumes and agrees faithfully to perform and fulfill all the Transferred Liabilities owed by Seller in accordance with their respective terms and shall indemnify and hold harmless the Seller against the Transferred Liabilities and all costs, claims, demands, liabilities and expenses in respect of the Transferred Liabilities. Thereafter, Buyer shall be responsible for all Transferred Liabilities owed by Seller, regardless of when or where such Transferred Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Transferred Liabilities are asserted or determined or whether asserted or determined prior to the date hereof.

                  (c) Except as may be expressly set forth herein, all assets, properties and other things of value to be transferred to, and all liabilities to be assumed by, Buyer are being transferred or assumed, as applicable, "AS IS, WHERE IS," and Buyer shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Buyer good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

         Section 2.2  PURCHASE PRICE; TERMS OF PAYMENT.

                  (a) DETERMINATION OF PURCHASE PRICE. Parent retained an independent third party, Houlihan Lockey Howard & Zukin (the "VALUATION EXPERT"), to determine the fair market value of the Purchased Assets as of the date of this Agreement (the "PURCHASE PRICE"). The parties hereby agree that the purchase price to be paid for the Purchased Assets shall equal the Purchase Price as so determined by the Valuation Expert and that subject to subparagraph 2.2(b)(ii) below, the determination of the Valuation Expert that the Purchase Price equals


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US$9,000,000 shall be final and binding on the parties. The cost of the
Valuation Expert shall be borne by Parent.

                  (b) TERMS OF PAYMENT OF PURCHASE PRICE:

                      (i) On the date hereof, Buyer shall pay to Seller the Purchase Price.

                      (ii) The parties hereto hereby express their intention that the Purchased Assets are to be transferred at their fair market value. The basis for the fair market value figure of the Purchased Assets is the valuation referred to in paragraph 2.2(a). The parties recognize that the said fair market value of the Purchased Assets may be determined to be higher or lower, as the case may be, by the Canada Customs and Revenue Agency ("CCRA") than the Purchase Price and in such event and to cover such case, the parties hereby agree as follows:

                                    (A) the Seller and Buyer may notify CCRA
                                        that each of them is prepared to:

                                            (1)      have the fair market value
                                                     figures used in this
                                                     Agreement reviewed by CCRA;

                                            (2)      take any and all requisite
                                                     steps hereunder to settle
                                                     any resulting increase or
                                                     decrease in the fair market
                                                     value figures; and

                                            (3)      file a copy of this
                                                     Agreement with CCRA, if any
                                                     when requested to do so by
                                                     CCRA;

                                    (B)     the parties hereto will substitute
                                            CCRA's fair market value figures for
                                            the fair market value in this
                                            Agreement, and such substituted
                                            figure shall be binding upon the
                                            parties hereto, unless there is a
                                            valid objection to CCRA's
                                            substituted figure;

                                    (C)     any increase or decrease to the fair
                                            market value of the Purchased Assets
                                            as used in this Agreement shall
                                            result in the payment or return on a
                                            dollar for dollar basis of an
                                            increase in or a reduction to the
                                            Purchase Price, by a corresponding
                                            amount. Interest shall be payable on
                                            any payment envisaged hereunder from
                                            the date hereof through the date of
                                            payment at the rate of 6.0%
                                            compounded monthly.

                      (iii) Amounts required to be paid hereunder shall be paid by wire transfer to an account designated by Seller or Buyer, as the case may be, or by such other method agreed upon by Buyer and Seller.


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                           (iv)     Amounts due but not paid within the time
prescribed hereunder for payment shall accrue interest from the time so prescribed to the time of payment at the rate of 10% compounded monthly or, if lower, the maximum rate permitted by applicable law.

                  (c) TAXES. In addition to the Purchase Price, the Buyer shall pay to the Seller or to the appropriate taxing authority within the time limits required by the applicable legislation all goods and services, sales, use, consumption or transfer or other similar taxes to the extent required by any federal, provincial or local legislation.

                  (d) FURTHER DOCUMENTS. The parties agree to execute and file all such agreements, elections and other documents as may be necessary or advisable in order that the transactions shall be completed on a tax-deferred basis in accordance with the rules set out in subsection 167(1) of the EXCISE TAX ACT (Canada), if applicable.

                  (e) ALLOCATION. The parties agree that the Purchase Price shall be allocated among the Purchased Assets as set out on SCHEDULE A.2, and for the purposes of preparing financial statements and tax returns, the parties shall use such allocation for all such purposes.

         Section 2.3       CLASSIFICATION OF TRANSFERRED ASSETS.

                  (a) MISTAKEN ALLOCATIONS. There may exist (i) assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, included or not included, as the case may be, within the Transferred Assets or (ii) liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, included or not included, within the Transferred Liabilities. The parties hereto acknowledge and agree for greater certainty that any asset or liability transferred or assumed in error is deemed not to form part of the Transferred Assets or Transferred Liabilities and not to have been transferred to or assumed by the Buyer, and shall be returned by the Buyer to the Seller. Any asset or liability forming part of the Transferred Asset or Transferred Liability, as the case may be, which was not conveyed to or assumed by the Buyer shall be conveyed or assumed forthwith. The Person receiving or possessing such asset in error shall hold such asset as bare trustee or nominee for the other Person. Each party shall reimburse the other or make other financial adjustments (including cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred hereby or any of the liabilities assumed hereby.


                  (b) DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTION OF LIABILITIES. In furtherance of the assignment, transfer and conveyance of the Transferred Assets and the assumption of the Transferred Liabilities, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Seller shall execute and deliver such instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Seller's right, title and interest in and to the Transferred Assets to Buyer; and (ii) Buyer shall execute and deliver to Seller such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Transferred Liabilities by Buyer. Buyer and Seller shall also cooperate to evidence the retention by Seller of any Excluded Assets (as defined in EXHIBIT A).


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         Section 2.4  GOVERNMENTAL APPROVALS AND THIRD-PARTY APPROVALS.

                  (a) TRANSFER IN VIOLATION OF LAWS OR CONTRACTS. If and to the extent that the valid, complete and perfected transfer or assignment to Buyer of any of the Purchased Assets would be a violation of applicable laws or require any third-party approval or Governmental Approval, then, unless the parties shall otherwise determine, the transfer or assignment to or from the Buyer, as the case may be, of such Transferred Assets shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such third-party approval or Governmental Approvals have been obtained. Notwithstanding the foregoing, such asset shall still be considered a Transferred Asset for purposes of determining whether any liability is a Transferred Liability; PROVIDED, HOWEVER, that if such third-party approvals or Governmental Approvals have not been obtained within six months after the date hereof, the parties shall use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

                  (b) TRANSFERS NOT CONSUMMATED AS OF THE DATE HEREOF. If the transfer or assignment of any assets intended to be transferred or assigned hereunder is not consummated prior to or on the date hereof, whether as a result of the provisions of Section 2.4(a) or for any other reason, then the Person retaining such asset shall thereafter hold such asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such asset shall take such other actions as may be reasonably requested by the Person to whom such asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Transferred Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such assets, are to inure from and after the date hereof to the Buyer (or the Seller, as the case may be). If and when the third-party approvals and/or Governmental Approvals, the absence of which caused the deferral of transfer of any asset pursuant to Section 2.4(a), are obtained, the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement.

                  (c) EXPENSES. The Person retaining an asset due to the deferral of the transfer of such asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such asset.

         Section 2.5  NOVATION OF ASSUMED LIABILITIES.

                  (a) REASONABLE COMMERCIAL EFFORTS. Each of Seller and Buyer, at the request of the other, shall use all commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate all rights and obligations under agreements, leases, licenses and other obligations or liabilities of any nature whatsoever that constitute Transferred Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than Buyer, so that, in any such case, Buyer and its Subsidiaries shall be solely responsible for such liabilities; PROVIDED, HOWEVER, that none of Seller, Buyer and their respective Subsidiaries shall be obligated to pay any consideration


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therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

                  (b) INABILITY TO OBTAIN NOVATION. If Seller or Buyer is unable to obtain, or to cause to be obtained, any such required novation, consent, approval, release, substitution or amendment, the applicable Person shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement), Buyer shall, as agent or subcontractor for Seller or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other liabilities of Seller or such other Person, as the case may be, thereunder from and after the date hereof. Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any other member of Parent Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Seller shall thereafter assign, or cause to be assigned, all its rights, obligations and other liabilities thereunder to Buyer without payment of further consideration and Buyer shall, without the payment of any further consideration, assume such rights and obligations.

                                   ARTICLE III

                                 OTHER COVENANTS

                  Section 3.1 RETENTION OF RECORDS; COOPERATION.

                  (a) Buyer will for the maximum period required by law keep safely and in reasonable condition all such books, records and documents and other things relating to the Purchased Assets as Seller shall transfer or cause to be transferred to Buyer and shall afford Seller reasonable access to such books and records for so long as shall be necessary to enable Seller to deal with its taxation (including GST and retail sales tax) liability in respect of the period up to the date hereof and will permit Seller and Seller's servants, agents and professional advisors to have access to and to take copies of such records for such purpose.

                  (b) Seller will for the maximum period required by law keep safely and in reasonable condition any books, records and documents and other things retained by Seller relating to the Purchased Assets and shall afford Buyer reasonable access to such books and records for so long as shall be necessary to enable Buyer properly to carry on the Business and will permit Buyer and Buyer's servants, agents and professional advisors to have access to and to take copies of such records for such purpose.

                  Section 3.2 TERMS OF BUYER EMPLOYMENT. Subject to Section 4.6 of the Separation Agreement, all basic terms and conditions of employment for employees of Parent or Seller, who are transferred to the Buyer pursuant to this Agreement, including, without limitation, their pay and benefits in the aggregate, shall, to the extent legally and practicably possible, remain substantially the same as the terms and conditions that were in place when the employees were employed by Seller or Parent. Notwithstanding the foregoing, all employees of Seller or Parent transferred to Buyer hereunder shall be required, to the extent permissible under


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applicable law, to execute new agreements regarding their employment status, proprietary information and inventions in a form approved by the Buyer by the date hereof, and also to execute such standard documents as are generally executed by employees leaving their employment with Seller or Parent. For greater certainty, any and all severance liability shall be and form part of the Transferred Liabilities, whether or not an employee of Seller agrees to become an employee of Buyer.


                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.1 LIMITATION OF LIABILITY. In no event shall any party hereunder be liable to another party, for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this agreement or any ancillary agreement, whether or not such party has been advised of the possibility of such damages.

         Section 4.2 BUYER ACKNOWLEDGEMENT. Buyer acknowledges that (a) it is acquiring the Transferred Assets on an as is, where is basis, (b) it shall, without investigation, objection or requisition accept such title as Seller has to the Transferred Assets, and (c) accordingly, save as expressly set out in this Agreement, no representations, warranties or other assurances of any kind are given by or on behalf of Seller and on which Buyer may rely in entering into this Agreement and on other statement, promise or forecast made by or on behalf of Seller may form the basis of, or be pleaded in connection with, any claim by Buyer under or in connection with this Agreement.

         Section 4.3 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules referenced or attached hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

         Section 4.4 GOVERNING LAW. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Delaware, excluding its conflict of law rules. In the event of a dispute the resolution of which is not otherwise addressed herein, such dispute shall be resolved in accordance with the provisions of EXHIBIT C hereto.

         Section 4.5 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to Parent:

Cadence Design Systems, Inc.
2655 Seely Avenue, Bldg. 5
San Jose, CA 95134

Attention:      General Counsel


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Fax:            (408) 944-6855

if to Buyer:

Tality Canada Corporation
2655 Seely Avenue, Bldg. 5
San Jose, CA 95134

Attention:      General Counsel
Fax:            (408) 944-6855

if to Seller:

Cadence Design Systems (Canada) Limited
2655 Seely Avenue, Bldg. 5
San Jose, CA 95134

Attention:      General Counsel
Fax:            (408) 428-4087

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified U.S. mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         Section 4.6 COUNTERPARTS. This Agreement and the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 4.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither Buyer nor Seller may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party and Parent, and any such assignment shall be void.

         Section 4.8 SEVERABILITY. If any term or other provision of this Agreement or any Ancillary Agreement, or any of the Exhibits and Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.


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         Section 4.9 FAILURE OR DELAY NOT WAIVER; REMEDIES CUMULATIVE. No
failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement, or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 4.10 AMENDMENT. No modification or amendment shall be made to this Agreement, or the Exhibits or Schedules attached hereto, except by an instrument in writing signed on behalf of each of the parties to such agreement.

         Section 4.11 AUTHORITY. Each of the parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions; (c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 4.12 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule hereto but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement, as the case may be, unless otherwise indicated. All Exhibits and Schedules hereto are incorporated into and made a part of this Agreement. The terms "including" and "include" employed in this Agreement (including any of the Exhibits and Schedules incorporated into and made a part of this Agreement) mean "including, without limitation," and "includes, without limitation," respectively.

         Section 4.13 PAYMENT OF EXPENSES. Each of Buyer and Seller shall be responsible for its own costs and expenses.

         Section 4.14 TRANSFER TAXES. Seller shall pay any and all sales, use, transfer and other taxes in the nature of transfer taxes arising from the transfers contemplated herein.


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         WHEREFORE, the parties executed and delivered this Asset Purchase
Agreement as of the date first set forth above.



CADENCE DESIGN SYSTEMS (CANADA) LIMITED         TALITY CANADA CORPORATION

By:  /s/R.L. Smith McKeithen
                                                By:  /s/Duane W. Bell

Name:  R.L. Smith McKeithen
                                                Name: Duane W. Bell

Title:  Director
                                                Title:   Senior Vice President,
                                                         Chief Financial Officer

CADENCE DESIGN SYSTEMS, INC.


By: /s/William Porter


Name:  William Porter


Title: Senior Vice President, Chief Financial Officer


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